Exhibit 99.1

NEWS RELEASE
NOBLE ENERGY ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2009 RESULTS
HOUSTON (February 18, 2010) — Noble Energy, Inc. (NYSE: NBL) reported today fourth quarter 2009 net income of $8 million, or $0.05 per share diluted, on revenues of $760 million. Net income for the quarter was lowered by items totaling $170 million after-tax, including unrealized commodity derivative losses and identified asset impairments, offset by the recording of recoverable deepwater Gulf of Mexico royalties. Excluding these items, which are typically not considered by analysts in published estimates, fourth quarter 2009 adjusted net income(1) was $178 million, or $1.01 per share diluted. For the fourth quarter of 2008, net income was $305 million, or $1.72 per share diluted, on revenues of $573 million. Adjusted net income(1) for the fourth quarter of 2008 was $163 million, or $0.91 per share diluted.
Discretionary cash flow(1) for the fourth quarter 2009 was $477 million, compared to $439 million for the similar quarter in 2008. Net cash provided by operating activities was $522 million and capital expenditures were $384 million(2).
Key highlights for the fourth quarter 2009 include:
•	Successful new completion at the Swordfish field in the deepwater Gulf of Mexico

•	Spud Deep Blue and Double Mountain exploration tests in the deepwater Gulf of Mexico

•	Announced DJ Basin asset acquisition which will expand the Company’s largest onshore U.S. property at Wattenberg

•	Executed two Letters of Intent to sell natural gas from Tamar offshore Israel with expected gross revenues over $10 billion

•	Completed field optimization efforts at Dumbarton and brought online the first well at Lochranza in the North Sea
For the full year 2009, Noble Energy reported a net loss of ($131) million, or ($0.75) per share diluted. Adjusted net income(1) for 2009 was $590 million, or $3.37 per share diluted. Discretionary cash flow(1) for the year was $1.69 billion and net cash provided by operating activities was $1.51 billion. Capital expenditures for the year totaled $1.32 billion(2).
Charles D. Davidson, Noble Energy’s Chairman and CEO, said, “Our results for the fourth quarter wrap up a strong year for Noble Energy. Despite reduced investment in U.S. onshore natural gas development, we were still able to grow our annual onshore volumes. We again generated free cash flow in 2009, largely attributable to our disciplined capital allocation process and diverse asset portfolio. It was perhaps the most successful exploration year in our Company’s history, and we continued to build upon our large inventory of opportunities. Substantial progress was made for long-term growth, as we sanctioned the Galapagos and Aseng oil projects and signed LOIs for first sales from Tamar. As we look forward into a new decade, we are focused on maintaining our strong production base, executing on our major projects, and continuing an impactful exploration program.”
Total sales volumes for the fourth quarter 2009 averaged 206 thousand barrels of oil equivalent per day. In the United States, natural gas volumes were lower than the fourth quarter of 2008 due primarily to declines in the Mid-Continent region. Crude oil and condensate volumes were higher mostly due to the impact of Ticonderoga in the deepwater Gulf of Mexico returning to full production earlier in 2009. Lower oil volumes in the North Sea resulted from the FPSO repairs and facilities enhancements at Dumbarton, which have been completed. Greater natural gas volumes in West Africa were largely related to pipeline maintenance impacting the 2008 period. Natural gas volumes in Israel were reduced significantly during the fourth quarter 2009 due to warmer than normal weather and increased natural gas imports.
Crude oil price realizations for the quarter were $68.43 per barrel, up 56 percent from the fourth quarter 2008. In the U.S. and West Africa, fourth quarter 2009 crude realizations were reduced $1.71 and $4.79 per barrel, respectively, as a result of previously deferred hedge losses. U.S. natural gas prices were down from the same period in 2008, averaging $4.37 per thousand cubic feet (Mcf). In Israel, natural gas prices averaged a record $4.13 per Mcf for the fourth quarter 2009. Natural gas liquid pricing in the U.S. strengthened to $38.98 per barrel for the quarter.
Cash costs, including lease operating, production and ad valorem taxes, transportation, and general and administrative expenses were $10.50 per barrel of oil equivalent (Boe) for the quarter. Lease operating expenses were down 11 percent from the fourth quarter of 2008 to $4.80 per Boe, more than offsetting higher production taxes and transportation expenses. General and administrative expenses were up from the fourth quarter of 2008 primarily related to increased staffing for the

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development of major projects. Depreciation, depletion, and amortization was $11.34 per Boe for the fourth quarter 2009.
During the fourth quarter of 2009, the Company recorded a receivable of $97 million related to the favorable resolution of royalty litigation on identified leases under the Deep Water Royalty Relief Act of 1995. Also included in the fourth quarter of 2009 were before-tax asset impairments of $67 million related to certain natural gas assets onshore in the U.S. and in the deepwater Gulf of Mexico, as well as $100 million related to the Company’s operations in Ecuador.
PROVED RESERVES
Year-end 2009 estimated reserves were 820 million barrels of oil equivalent (MMBoe). Noble Energy added total proved reserves of 79 MMBoe, representing 103 percent of 2009 production, from discoveries, extensions, performance revisions and acquisitions. These reserve additions exclude negative revisions caused by lower prices and new SEC rules requiring the development of proved undeveloped reserves (PUDs) within five years.
The U.S. made up 55 percent and International the remaining 45 percent of total reserve additions. Initial bookings at the Aseng oil project in West Africa accounted for the majority of the International additions. In the U.S., additions were primarily driven by the execution of low-risk development projects onshore in the Rockies, as well as from the sanctioning of the Galapagos development in the deepwater Gulf of Mexico.
David L. Stover, President and COO of Noble Energy, said, “Our teams did a good job of organically replacing production, despite a very constrained capital program. We began converting to proved reserves the major-project resources that our exploration programs have delivered over the past few years. However, the majority of these identified resources are yet to be booked, including our discoveries at Tamar, Belinda, Gunflint and others. We anticipate substantial multi-year growth in reserves beginning in 2010.”
Price revisions lowered proven reserves by 27 MMBoe driven primarily by natural gas and the use of average pricing which was lower than 2008’s year-end pricing. Had the previous price methodology still been in effect, reserves would have been 61 MMBoe higher than the 2009 total.

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Proved reserves were also reduced by 18 MMBoe as a result of the new SEC rules requiring development of PUDs within five years. These reserves are expected to be re-booked to proved as drilling occurs in future years.
(1)	A Non-GAAP measure, see attached Reconciliation Schedules

(2)	Capital expenditures for the fourth quarter and full year 2009 exclude a non-cash accrual of $29 million related to construction progress to-date on the Aseng FPSO
CONFERENCE CALL
Noble Energy’s fourth quarter 2009 conference call will be available today via live audio webcast at 9:00 a.m. Central Time. To listen, log on to www.nobleenergyinc.com and click on the Investors tab and go to the Investors Events link. Dial in numbers are (888) 572-7025 or (719) 457-2552. A replay of the conference call will be available on the website.
Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company operates primarily in the Rocky Mountains, Mid-Continent, and deepwater Gulf of Mexico areas in the United States, with significant international operations offshore Israel and West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Visit Noble Energy online at www.nobleenergyinc.com.
Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
Brad Whitmarsh
(281) 872-3187 bwhitmarsh@nobleenergyinc.com
This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Risks, uncertainties and assumptions that could cause actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Noble Energy assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.
This news release may also contain certain forward-looking non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating the Company’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry.

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The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. We have elected not to disclose the Company’s probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as “resource potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-07964, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.
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Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income (Loss) to Adjusted Earnings
(in millions, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net Income (Loss)	$8	$305	$(131)	$1,350

Unrealized (gains) losses on commodity derivative instruments	99	(513)	606	(522)
Asset impairments [1]	167	256	604	294
Gain on sale of Argentina assets	—	—	(24)	—
Allowance for SemCrude receivable	—	—	12	38
MMS Royalty Relief, Including interest	(97)	—	(97)	—
Other adjustments, net	(6)	—	(5)	9

Total Adjustments before tax	163	(257)	1,096	(181)

Income Tax Effect of Adjustments [2]	7	115	(375)	89

Adjusted Earnings [3]	$178	$163	$590	$1,258

Adjusted Earnings Per Share
Basic	$1.03	$0.95	$3.41	$7.30
Diluted	1.01	0.91	3.37	7.05
Weighted average number of shares outstanding
Basic	173	173	173	173
Diluted [4]	176	175	175	176

[1]	The 2009 impairments were related to US properties sensitive to natural gas prices and our investments in Ecuador.

[2]	The net tax effects are determined by calculating the tax provision for GAAP Net Income (Loss), which includes the adjusting items, and comparing the results to the tax provision for Adjusted Earnings, which excludes the adjusting items. The difference in the tax provision calculations represents the tax impact of the adjusting items listed here. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period are different.

[3]	Adjusted earnings should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted earnings is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted earnings is beneficial in evaluating our financial performance.

[4]	The adjusted diluted earnings per share calculation for the year ended December 31, 2009 includes an increase to diluted shares of approximately 2 million shares representing the incremental dilutive shares that were anti-dilutive, for GAAP purposes, and therefore excluded from the calculation of GAAP net loss per share for the year ended December 31, 2009.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues
Crude oil and condensate	$385	$271	$1,261	$2,101
Natural gas	203	243	701	1,375
NGLs	32	22	98	175
Income from equity method investees	32	16	84	174
Other revenues	108	21	169	76

Total revenues	760	573	2,313	3,901

Operating Expenses
Lease Operating Expense	91	103	372	371
Production and Ad Valorem Taxes	28	25	94	166
Transportation Expense	16	14	59	57
Exploration expense	42	36	144	217
Depreciation, depletion and amortization	215	198	816	791
General and administrative	64	52	237	236
Asset impairments	167	256	604	294
Other operating expense, net	23	26	45	124

Total operating expenses	646	710	2,371	2,256

Operating Income (Loss)	114	(137)	(58)	1,645
Other (Income) Expense
(Gain) Loss on commodity derivative instruments	16	(630)	110	(440)
Interest, net of amount capitalized	20	17	84	69
Other expense (income), net	(7)	(12)	12	(45)

Total other (income) expense	29	(625)	206	(416)

Income (Loss) Before Taxes	85	488	(264)	2,061
Income Tax Provision (Benefit)	77	183	(133)	711

Net Income (Loss)	$8	$305	$(131)	$1,350

Earnings (Loss) Per Share
Basic	$0.05	$1.77	$(0.75)	$7.83
Diluted	0.05	1.72	(0.75)	7.58

Weighted average number of shares outstanding
Basic	173	173	173	173
Diluted	176	176	173	176

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Crude Oil and Condensate Sales Volumes (MBpd)
United States	38	36	37	40
Equatorial Guinea	14	15	14	15
North Sea	5	12	7	10
China	4	4	4	4

Total consolidated operations	61	67	62	69
Equity method investee	2	2	2	2

Total sales volumes	63	69	64	71

Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$68.74	$33.16	$55.19	$75.53
Equatorial Guinea	67.53	48.15	55.94	88.95
North Sea	67.79	67.89	59.51	100.56
China	69.44	47.77	54.40	82.66

Consolidated average realized prices	$68.43	$43.80	$55.76	$82.60

Natural Gas Sales Volumes (MMcfpd)
United States	386	404	397	395
Equatorial Guinea	244	187	239	206
Israel	104	133	114	139
North Sea	6	5	5	5
Ecuador	30	21	26	22

Total sales volumes	770	750	781	767

Natural Gas Realized Prices ($/Mcf)
United States	$4.37	$5.30	$3.61	$8.12
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	4.13	2.96	3.47	3.10
North Sea	5.23	10.28	5.75	10.54

Average realized prices	$2.99	$3.62	$2.54	$5.04

Natural Gas Liquids (NGL) Sales Volumes (MBpd)

United States	8	9	10	9
Equity method investee	7	5	6	6

Total sales volumes	15	14	16	15

Natural Gas Liquids Realized Prices ($/Bbl)
United States	$38.98	$26.64	$27.96	$50.15

Barrels of Oil Equivalent Volumes (MBoepd)
United States	110	112	113	116
Equatorial Guinea	55	46	54	49
Israel	17	22	19	23
North Sea	6	13	8	11
Ecuador	5	4	4	4
China	4	4	4	4

Total consolidated operations	197	201	202	207
Equity method investee	9	7	8	8

Total barrels of oil equivalent (MBoepd)	206	208	210	215

Barrels of oil equivalent volumes (MMBoe)	19	19	77	79

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions)

	December 31,
	2009	2008

Assets
Current Assets
Cash and cash equivalents	$1,014	$1,140
Accounts receivable, net	465	423
Commodity derivative assets	13	437
Other current assets	186	158

Total current assets	1,678	2,158
Net property, plant and equipment	8,916	9,004
Goodwill	758	759
Other noncurrent assets	455	463

Total Assets	$11,807	$12,384

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable — trade	$548	$579
Other current liabilities	442	595

Total current liabilities	990	1,174
Long-term debt	2,037	2,241
Deferred income taxes	2,076	2,174
Other noncurrent liabilities	547	486

Total Liabilities	5,650	6,075
Total Shareholders’ Equity	6,157	6,309

Total Liabilities and Shareholders’ Equity	$11,807	$12,384

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Operating Cash Flow
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Adjusted Earnings [1]	$178	$163	$590	$1,258
Adjustments to reconcile adjusted earnings to discretionary cash flow:
Depreciation, depletion and amortization	215	198	816	791
Exploration expense	42	36	144	217
Capitalized interest	(15)	(10)	(45)	(33)
(Income) / distributions from equity method investments, net	23	13	8	47
Deferred compensation adjustment	5	(7)	23	(32)
Deferred income taxes	4	71	100	270
Stock-based compensation expense	12	9	49	39
Settlement of previously recognized hedge losses [2]	—	(50)	—	(194)
Other, net	13	16	5	35

Discretionary Cash Flow [3]	477	439	1,690	2,398

Reconciliation to Operating Cash Flows
Net changes in working capital	(158)	8	(147)	(1)
Cash exploration costs	(42)	(30)	(133)	(133)
Capitalized interest	15	10	45	33
Current tax benefit (expense) of net income adjustments	232	—	96	—
Net (gain) loss on disposal of assets	2	—	(22)	(5)
Other adjustments	(4)	(9)	(21)	(7)

Net Cash Provided by Operating Activities	$522	$418	$1,508	$2,285

Capital Expenditures, accrual based [4]	$384	$432	$1,317	$2,264
Capital Lease Accrual	$29	$—	$29	$—

[1]	See Schedule 1, Reconciliation of Net Income (Loss) to Adjusted Earnings

[2]	See Schedule 6, Effect of Derivative Instruments.

[3]	The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

[4]	Capital expenditures for 2009 excludes a non-cash accrual of $29 million related to estimated construction progress to date on an FPSO to be used in the development of the Aseng field in Equatorial Guinea.

Schedule 6
Noble Energy, Inc.
Effect of Commodity Derivative Instruments
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Reclassification from Accumulated Other
Comprehensive Loss (AOCL) to Revenue [1]
Crude oil	$(12)	$(86)	$(58)	$(365)
Natural gas	—	3	—	34

Total Revenue Decrease	$(12)	$(83)	$(58)	$(331)

Gain (Loss) on Derivative Instruments
Crude oil
Realized	$34	$68	$246	$(72)
Unrealized	(96)	456	(401)	335

Total crude oil	$(62)	$524	$(155)	$263

Natural gas
Realized	$49	$49	$250	$(10)
Unrealized	(3)	57	(205)	187

Total natural gas	46	106	45	177

Total Gain (Loss) on Derivative Instruments	$(16)	$630	$(110)	$440

Summary of Cash Settlements
Cash settlements (received) paid	$(71)	$16	$(438)	$607
Realized gain (loss) on derivative instruments	83	117	496	(82)
Amounts reclassified from AOCL	(12)	(83)	(58)	(331)

Settlement of previously recognized hedge losses	$—	$50	$—	$194

[1]	The amounts in AOCL represent deferred unrealized hedge gains and losses. Upon settlement, these deferred gains and losses are reclassified from AOCL to net income as increases or decreases to crude oil and natural gas revenues, and impact reported realized commodity prices.

Schedule 7
Noble Energy, Inc.
Supplemental Data
(in millions)
(Unaudited)
2009 Costs Incurred in Oil and Gas Activities

	United States	International [1]	Total

Property acquisition costs:
Proved	$(5)	$—	$(5)
Unproved	89	3	92

Total acquisition costs	84	3	87

Exploration costs	189	124	313
Development costs	700	223	923
Capital lease accrual	—	29	29
Asset retirement obligations	11	10	21

Total costs incurred	$984	$389	$1,373

Reconciliation to Capital Spending

Total costs incurred			$1,373
Exploration overhead			(30)
Lease rentals			(6)
Asset retirement obligations			(21)

Total oil and gas spending			1,316
Other capital			1

Total capital spending			$1,317

Proved Reserves [2]

Total Barrel Oil Equivalents (MMBoe)	United States	International [1]	Total

Beginning reserves — December 31, 2008	508.3	355.3	863.6
Revisions of previous estimates	(71.6)	7.5	(64.1)
Extensions, discoveries and other additions	67.4	28.2	95.6
Purchase of minerals in place	1.6	—	1.6
Sale of minerals in place	—	—	—
Production	(41.2)	(35.4)	(76.6)

Ending reserves — December 31, 2009	464.5	355.6	820.1

Proved Developed Reserves (MMBoe)
December 31, 2008	332.7	263.8	596.5
December 31, 2009	307.7	242.2	549.9

[1]	International includes Equatorial Guinea, Israel, North Sea, Ecuador and China.

[2]	Netherland, Sewell & Associates, Inc. performed an audit of over 86 percent of Noble Energy’s year-end 2009 total proved reserves and concluded the Company’s estimates of proved reserves, in the aggregate, are reasonable and have been prepared in accordance with generally accepted petroleum engineering and evaluation principles.